AMENDED AND RESTATED ARTICLES OF INCORPORATION OF Sf MEMBERS LIFE INSURANCE COMPANY TO THE SECRETARY OF STATE:. OF THE STATE OF IOWA: Pursuant to Section 1007 of the Iowa Business Corporation Act, Chapter 490 of the Iowa Code \�� (2011) (the "IBCA"), the undersigned corporation adopts the following Amended and Restated Articles of Incorporation. 1. 2. The name of the corporation is MEMBERS Life Insurance Company. The text of the Amended and Restated Articles of Incorporation is as follows: ARTICLE I GENERAL Section 1.1 Name. The name of the corporation is MEMBERS Life Insurance Company (the "Corporation"). Section 1.2 Offices and Registered Agent. (a) The principal place of business of the Corporation in the State of Iowa is located at 2000 Heritage Way, Waverly, Iowa 50677. (b) The Corporation's registered agent is CT Corporation System, and its registered office is located at 500 East Court Avenue, Suite 200, Des Moines, Iowa 50309. Section 1.3 Purpose. The purpose for which the Corporation is organized is the transaction of any and all lawful business for which corporations may be organized under the Iowa Business Corporation Act, Chapter 490 of the Iowa Code (2011) and Chapter 508 of the Iowa Code (2011), and successor statutory provisions, including but not limited to: (a) acting as a life insurance company pursuant to Chapter 508 of the Iowa Code (2011), and successor statutory provisions, and writing any or all of the l)ties of insurance and annuity business authorized by Chapter 508 and any other line of insurance or 9hnuity business authorized by the laws of the State of Iowa or approved by the Commissioner of lnsur�e of the State of Iowa; and (b) reinsuring and accepting reinsurance 9r\ any or all of the lines of business set forth in Section 1.3(a). Section 1.4 Duration. The Corporation shall have perpetual duration. ARTICLE II CAPITAL STOCK The aggregate number of shares of stock that the Corporation is authorized to issue is one thousand (1,000) shares of common stock, with a par value of five thousand ($5,000) per share. The common stock shall have unlimited voting rights and shall be entitled to the net assets of the Corporation upon dissolution. ARTICLE Ill BOARD OF DIRECTORS All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed by or under the direction of, the Board of Directors. The number of directors shall be not less than five (5) nor more than fifteen (15) members, with the actual number of Cs, members as determined in accordance with the bylaws of the Corporation. �